Exhibit 99.1

Kimco Realty Reports Third Quarter 2016 Results

Company’s 2020 Vision Continues to Focus on Quality Portfolio and Strong Capital Structure;
Board Approves 5.9% Increase in Common Stock Dividend

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--October 27, 2016--Kimco Realty Corp. (NYSE: KIM) today reported results for the third quarter ended September 30, 2016.

Highlights:

  Board increases quarterly common stock cash dividend 5.9% to $0.27 per share (equivalent to $1.08 per annum);
  Raised $146.7 million from the issuance of 4.8 million shares of common stock at a weighted average price of $30.59 per share under the company’s “at-the-market continuous offering program” (ATM program);
  Repaid two outstanding Canadian dollar-denominated bonds (CAD $150 million at 5.99% due 2018 and CAD $200 million at 3.855% due 2020) and $428 million of U.S. debt (due 2017 at a blended rate of 5.9%);
  Sold interests in five of its six remaining Canadian shopping centers, totaling 1.0 million square feet, for a gross sales price of USD $97.4 million; and
  U.S. leasing spreads increased 26.6% for new leases and 7.8% for renewals/options. Combined leasing spreads increased 12.9%.

“Notwithstanding the previously anticipated impact from the closure of the Sports Authority stores in the third quarter, we continue to deliver solid results as the fundamentals of our open-air shopping center portfolio remain healthy. The favorable balance of supply and demand is evident in the strength of our leasing spreads, the positive momentum we’ve seen in the re-leasing of the vacant Sports Authority boxes and the over three percent growth in same-property NOI during the third quarter” said Conor Flynn, President and Chief Executive Officer of Kimco. “We continue to focus on executing on our 2020 Vision to further reduce leverage, enhance Kimco’s long-term outlook and deliver superior returns for shareholders.”

Flynn added, “Kimco’s 2016 guidance for net income and NAREIT FFO included one-time transactional gains from an anticipated partial monetization of our investment in Albertsons. It is unlikely that the timing of this will occur in 2016 and we have revised our guidance to reflect this. This does not have any impact on our guidance range for FFO as adjusted, which we have narrowed to reflect the company’s solid financial and operational performance. We remain confident that we will be able to monetize our Albertsons investment over time in accordance with Kimco’s 2020 Vision, and deliver meaningful value for Kimco shareholders. In addition, Kimco’s board has approved an increase in our quarterly common stock dividend of approximately six percent, demonstrating confidence in the company’s strong cash flow and future growth prospects.”

Financial Results

The company reported a net loss available to common shareholders for the third quarter of 2016 of $55.1 million, or $0.13 per diluted share, compared to net income available to common shareholders of $63.0 million, or $0.15 per diluted share, for the third quarter of 2015. The primary driver of the net loss available to common shareholders in the third quarter of 2016 was a $45.7 million charge for the early extinguishment of debt and a $63.5 million non-cash charge associated with the merger of the company’s taxable REIT subsidiary, Kimco Realty Services, Inc., into Kimco (TRS Merger). In addition, the change in net income available to common shareholders during the third quarter of 2016 compared to the same period in 2015 resulted from a $19.1 million decrease in gains on sales of operating properties.

For the nine months ended September 30, 2016, net income available to common shareholders was $265.9 million, or $0.63 per diluted share, compared to $471.2 million, or $1.14 per diluted share, for the nine months ended September 30, 2015. Net income available to common shareholders for the nine months ended September 30, 2016 included $109.2 million of charges related to the early extinguishment of debt and the TRS merger, recognized in the third quarter of 2016. The decrease in net income available to common shareholders during the nine months ended September 30, 2016 compared to the same period in 2015 also resulted from a $33.5 million decrease in gains on sales of operating properties and a $34.4 million increase in impairments attributable to the sale or pending disposition of operating properties. Both operating property impairments and gains on sales are excluded from the calculation of Funds From Operations available to common shareholders (NAREIT FFO).

NAREIT FFO, a widely accepted supplemental measure of REIT performance, was $76.4 million, or $0.18 per diluted share, for the third quarter of 2016 compared to $163.9 million, or $0.40 per diluted share, for the third quarter of 2015. During the third quarter of 2016, NAREIT FFO included transactional charges totaling $84.2 million of which $81.9 million was attributable to the early extinguishment of debt and the TRS Merger. This compares to transactional income of $13.4 million in the third quarter of 2015.

For the nine months ended September 30, 2016, NAREIT FFO available to common shareholders was $392.7 million, or $0.94 per diluted share, compared to $500.1 million, or $1.21 per diluted share, for the same period last year.

FFO as adjusted, which excludes from NAREIT FFO the effects of non-operating impairments and transactional income and expenses, was $160.6 million, or $0.38 per diluted share, for the third quarter of 2016 compared to $150.5 million, or $0.36 per diluted share, for the third quarter of 2015. FFO as adjusted for the nine months ended September 30, 2016 was $469.0 million, or $1.12 per diluted share, compared to $450.4 million, or $1.09 per diluted share, for the same period in 2015.

A reconciliation of net income/(loss) available to common shareholders to NAREIT FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

  Income from continuing operations decreased 196% compared to the third quarter of 2015. For the nine months ended September 30, 2016, income from continuing operations decreased 47% compared to the same period in 2015. The decrease in income from continuing operations includes $109.2 million of charges related to the early extinguishment of debt and merger of the taxable REIT subsidiary, recognized in the third quarter of 2016;
  U.S. same-property NOI increased 3.3% compared to the third quarter of 2015. For the nine months ended September 30, 2016, same-property NOI increased 2.9% compared to the same period in 2015;
  U.S. pro-rata occupancy ended the quarter at 95.1%, representing a decrease of 90 basis points sequentially and 50 basis points over the third quarter of 2015. The decrease in the third quarter was driven by the previously announced Sports Authority bankruptcy which accounted for 85 basis points of the 90-basis-point drop;
  U.S. pro-rata occupancy for small shop space (under 10,000 square feet) was 89.2%, unchanged sequentially and a 120-basis-point increase over the third quarter of 2015. Anchor occupancy was 97.0%, which included a 115-basis-point reduction attributable to the Sports Authority bankruptcy; and
  U.S. pro-rata rental-rate leasing spreads increased 12.9% with new leases and renewals/options increasing 26.6% and 7.8%, respectively.

A reconciliation of income/(loss) from continuing operations to U.S. same-property NOI is provided in the tables accompanying this press release.

Investment Activity

The third quarter and year-to-date transactions, as previously announced, highlight the company’s continued focus on the ownership of high-quality assets in major U.S. markets.

Acquisitions: Third quarter acquisitions totaled $292.8 million and 1.0 million square feet (Kimco’s share of the purchase price was $263.4 million) including:

  The remaining 85% interest in a four-property joint venture portfolio, totaling 681,000 square feet, for a gross price of $169.0 million, which includes the assumption of $77.0 million in mortgage debt. The portfolio includes Perimeter Expo in Atlanta, Cranberry Commons in Pittsburgh, Cypress Towne Center in Houston and Doc Stone Commons in Stafford, Virginia.
  Kentlands Market Square, a 221,000-square-foot, Whole Foods-anchored open-air shopping center located in the Washington-Arlington-Alexandria metropolitan statistical area (MSA) for $95.0 million which includes the assumption of $33.2 million in mortgage debt. The center, which boasts excellent demographics including a population of 107,000 with a median household income level of $99,000 within a three-mile radius, is anchored by a high-volume Whole Foods and offers a multitude of redevelopment and releasing opportunities.
  An increase in the company’s ownership in Gateway Shopping Center to 98.9% with the acquisition of an additional 84% ownership interest for a gross price of $18.1 million. The 97,000-square-foot property is located in the Seattle-Bellevue-Everett MSA and is a prime candidate for redevelopment.
  A 21,000-square-foot parcel adjacent to Kimco’s Webster Square shopping center for $8.2 million. Webster Square is a 176,000-square-foot multi-anchored property featuring Trader Joe’s, TJ Maxx and Michaels in the desirable retail market of Nashua, New Hampshire.

  A parcel adjacent to Coral Way Plaza, a grocery-anchored shopping center in the Miami-Fort Lauderdale-West Palm Beach MSA, for a gross price of $1.6 million. Kimco’s share of the purchase price was $398,000.
  An additional land parcel at the Grand Parkway Marketplace for $900,000. Located in Spring, Texas, Grand Parkway Marketplace is a Kimco Signature Series development project that will be anchored by a new Target store which is expected to be completed in 2017.

Year-to-date, Kimco’s share of acquisitions totaled $451.9 million.

Dispositions: Sales for the third quarter totaled $150.7 million from the disposition of 12 shopping centers, totaling 1.4 million square feet (Kimco’s share of the sales price was $97.8 million) including:

  Seven unencumbered U.S. properties, totaling 430,000 square feet, for a gross sales price of $53.3 million. The company’s share from these sales was $49.0 million.
  Interests in five Canadian shopping centers, totaling 1.0 million square feet, for a gross sales price of USD $97.4 million, including USD $22.5 million of existing mortgage debt. Kimco’s share of the sales price was USD $48.7 million.

Year-to-date, the company’s share of dispositions totaled $918.6 million from the sale of interests in 34 Canadian properties for USD $571.5 million and 25 U.S. properties for $347.1 million.

Development/Redevelopment

During the third quarter of 2016, the company completed The Shoppes at Wynnewood, a Whole Foods-anchored center which is the first of the Kimco Signature Series development projects to be delivered. There are five additional Signature Series projects in the company’s active development pipeline with expected costs totaling $514 million.

The company additionally completed $64.5 million in redevelopment projects in the third quarter, having approximately a 10% incremental return on investment. Kimco’s active redevelopment pipeline includes 31 projects with expected costs totaling $313.0 million at the end of the third quarter.

Capital Activities

During the third quarter, Kimco issued $500 million of unsecured notes at a coupon of 2.80% per annum that are due in 2026. The proceeds were used to redeem the company’s $290.9 million 5.70% senior notes due in 2017 and the prepayment of mortgage debt encumbering ten properties totaling $137.2 million at a weighted average rate of 6.32%. The remaining proceeds were used for general corporate purposes, including (i) the early extinguishment of debt charges totaling $19.4 million for the associated senior notes and mortgages, and (ii) and to partially reduce borrowings under the company’s $1.75 billion revolving credit facility.

In August, the company’s wholly owned subsidiary, Kimco North Trust III, redeemed its CAD $150.0 million 5.99% notes due 2018 and its CAD $200.0 million 3.855% notes due 2020. The company incurred extinguishment of debt charges of approximately USD $26.3 million in the third quarter of 2016 as a result of the Canadian bond redemption.

In addition, during the third quarter of 2016 Kimco issued 4.8 million shares of common stock at a weighted average price of $30.59 per share under the company’s ATM program, generating net proceeds of $146.7 million.

Also during the third quarter, the company completed the TRS merger, which effectively transferred ownership of certain long-term shopping center assets, as well as the company’s investment in Albertsons, to the REIT. As part of this transaction, the company established a valuation allowance against certain deferred tax assets currently on the balance sheet, resulting in a non-cash charge against net income/(loss) and NAREIT FFO of $63.5 million and $36.2 million, respectively, in the third quarter of 2016.

2016 Guidance

Kimco’s 2016 guidance for net income, NAREIT FFO and FFO as adjusted has been revised as follows:

2016 Guidance (per diluted share)	Current	Previous
Net income	$0.76 - $0.79	$0.86 - $0.94
NAREIT FFO	$1.30 - $1.32	$1.34 - $1.42
FFO as adjusted *	$1.49 - $1.51	$1.48 - $1.52
*Excludes transactional income/(expense), net

The company’s current 2016 operational assumptions (Kimco’s share) related to the revised 2016 guidance is as follows:

2016 Operational Assumptions	Current	Previous
Transactional income/(expense), net:	$(79) million – $(78) million	$(59) million – $(40) million
U.S. portfolio occupancy	95.2% - 95.7%	95.7% - 96.2%
U.S. same-property NOI	+2.70% - +3.30%	+2.50% - +3.50%
Operating Property Acquisitions	$450 million - $500 million	$450 million - $550 million
Operating Property Dispositions	$1.1 billion - $1.2 billion	$1.0 billion - $1.15 billion

Dividend Declarations

  Kimco’s board of directors declared and increased the company’s quarterly cash dividend 5.9% to $0.27 per common share, payable on January 17, 2017, to shareholders of record on January 3, 2017, with an ex-dividend date of December 29, 2016.
  The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class I, Class J and Class K). All dividends on the preferred shares will be paid on January 17, 2017, to shareholders of record on January 3, 2017, with an ex-dividend date of December 29, 2016.

Conference Call

Kimco will hold its quarterly conference call on Friday, October 28, 2016, at 10:00 a.m. EDT. The call will include a review of the company’s third quarter 2016 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 3003492).

A replay will be available through January 27, 2017 by dialing 1-877-344-7529 (Passcode: 10091144). Access to the live call and replay will be available on the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is North America’s largest publicly traded owner and operator of open-air shopping centers. As of September 30, 2016, the company owned interests in 534 U.S. shopping centers comprising 86 million square feet of leasable space across 35 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) valuation and risks related to the company’s joint venture and preferred equity investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for the company’s common stock, (xii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges and (xiv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the Company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

U.S. Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers U.S. same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of U.S. properties that have been owned by the company for the entire current and prior year reporting periods including those properties under redevelopment. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. U.S. same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company's properties.

U.S. same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of U.S. same-property NOI from U.S. unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating U.S. same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2016	2015
Assets:
Operating real estate, net of accumulated depreciation
of $2,220,455 and 2,115,320, respectively	$9,392,984	$9,274,299
Investments and advances in real estate joint ventures	477,800	742,559
Real estate under development	289,101	179,190
Other real estate investments	205,552	215,836
Mortgages and other financing receivables	23,537	23,824
Cash and cash equivalents	170,545	189,534
Marketable securities	8,141	7,565
Accounts and notes receivable, net	171,474	175,252
Other assets	466,968	536,112
Total assets	$11,206,102	$11,344,171

Liabilities:
Notes payable	$3,786,921	$3,761,328
Mortgages payable	1,213,120	1,614,982
Dividends payable	118,136	115,182
Other liabilities	569,107	584,019
Total liabilities	5,687,284	6,075,511
Redeemable noncontrolling interests	86,856	86,709

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 6,029,100 shares,
32,000 shares issued and outstanding (in series),
Aggregate liquidation preference $800,000	32	32
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 425,013,233 and 413,430,756 shares, respectively	4,250	4,134
Paid-in capital	5,919,856	5,608,881
Cumulative distributions in excess of net income	(628,826)	(572,335)
Accumulated other comprehensive income	6,145	5,588
Total stockholders' equity	5,301,457	5,046,300
Noncontrolling interests	130,505	135,651
Total equity	5,431,962	5,181,951
Total liabilities and equity	$11,206,102	$11,344,171

Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Revenues
Revenues from rental properties	$279,286		$283,387		$859,492		$847,973
Management and other fee income	5,790		4,995		14,274		17,926
Total revenues	285,076		288,382		873,766		865,899
Operating expenses
Rent	2,728		2,913		8,274		9,479
Real estate taxes	37,703		36,571		107,966		109,343
Operating and maintenance	32,590		34,915		100,366		104,926
General and administrative expenses	27,983		27,310		89,840		89,322
Provision for doubtful accounts	1,092		1,920		5,752		5,324
Impairment charges	10,073		6,058		68,126		27,908
Depreciation and amortization	96,827		103,708		264,436		258,432
Total operating expenses	208,996		213,395		644,760		604,734

Operating income	76,080		74,987		229,006		261,165

Other income/(expense)
Mortgage financing income	408		445		1,232		2,497
Interest, dividends and other investment income	477		5,692		827		38,011
Other income, net	3,473		615		1,117		100
Interest expense	(46,552)		(54,031)		(149,482)		(162,739)
Early extinguishment of debt charges	(45,674)		-		(45,674)		-
Income/(loss) from continuing operations before income taxes, equity in income of joint ventures, gain on change in control
of interests and equity in income of other real estate investments	(11,788)		27,708		37,026		139,034

Provision for income taxes, net	(61,426)		(2,844)		(73,292)		(11,933)
Equity in income of joint ventures, net	11,537		10,894		190,155		130,808
Gain on change in control of interests, net	6,584		6,342		53,096		146,143
Equity in income of other real estate investments, net	3,774		11,319		22,532		31,236
Income/(loss) from continuing operations	(51,319)		53,419		229,517		435,288
Discontinued operations
Loss from discontinued operating properties, net of tax	-		-		-		(15)
Impairment/loss on operating properties, net of tax	-		-		-		(60)
Loss from discontinued operations	-		-		-		(75)
Gain on sale of operating properties, net of tax (1)	9,771		27,665		75,935		86,219

Net income/(loss)	(41,548)		81,084		305,452		521,432
Net income attributable to noncontrolling interests	(1,997)		(3,512)		(4,875)		(6,518)
Net income/(loss) attributable to the Company	(43,545)		77,572		300,577		514,914
Preferred stock dividends	(11,555)		(14,573)		(34,665)		(43,719)
Net income/(loss) available to the Company's common shareholders	$(55,100)		$62,999		$265,912		$471,195

Per common share:
Income/(loss) from continuing operations
Basic	$(0.13)		$0.15		$0.63		$1.14
Diluted	$(0.13)	(2)	$0.15	(2)	$0.63	(2)	$1.14	(2)
Net income/(loss): (3)
Basic	$(0.13)		$0.15		$0.63		$1.14
Diluted	$(0.13)	(2)	$0.15	(2)	$0.63	(2)	$1.14	(2)
Weighted average shares:
Basic	420,073		411,487		416,829		411,202
Diluted	420,073		412,686		418,234		413,262
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Adjusted for earnings attributable from participating securities of ($502) and ($405) for the quarters ended September 30, 2016 and 2015, and ($1,493) and ($2,178) for the nine months ended September 30, 2016 and 2015, respectively.

Reconciliation of Net Income/(Loss) Available to Common Shareholders to
FFO and FFO as Adjusted
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015		2016		2015
Net income/(loss) available to common shareholders	$(55,100)	$62,999		$265,912		$471,195
Gain on disposition of operating property	(9,773)	(29,767)		(81,874)		(88,472)
Gain on disposition of joint venture operating properties and change in control of interests	(9,852)	(8,988)		(202,939)		(229,811)
Depreciation and amortization - real estate related	94,814	101,216		257,839		251,108
Depr. and amort. - real estate jv's	10,719	17,852		35,621		54,004
Impairments of operating properties	16,857	17,662		77,803		43,451
Provision for income taxes (2)	29,005	2,668		40,797		1,943
Noncontrolling interests (2)	(264)	234		(427)		(3,352)
Funds from operations available to common shareholders	76,406	163,876		392,732		500,066
Transactional charges/(income), net	84,202	(13,414)		76,254		(49,700)
Funds from operations available to common shareholders as adjusted	$160,608	$150,462		$468,986		$450,366

Weighted average shares outstanding for FFO calculations:
Basic	420,073	411,487		416,829		411,202
Units	-	1,530		821		1,495
Dilutive effect of equity awards	1,442	1,199		1,405		1,337
Diluted	421,515	414,216	(1)	419,055	(1)	414,034	(1)

FFO per common share - basic	$0.18	$0.40		$0.94		$1.22
FFO per common share - diluted	$0.18	$0.40	(1)	$0.94	(1)	$1.21	(1)
FFO as adjusted per common share - diluted	$0.38	$0.36	(1)	$1.12	(1)	$1.09	(1)
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $336 for the three months ended September 30, 2015, and $621 and $1,008 for the nine months ended September 30, 2016 and 2015, respectively
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

Funds from operations is a supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis.

Reconciliation of Income/(Loss) From Continuing Operations to
U.S. Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Income/(loss) from continuing operations	$(51,319)	$53,419	$229,517	$435,288
Adjustments:
Management and other fee income	(5,790)	(4,995)	(14,274)	(17,926)
General and administrative expenses	27,983	27,310	89,840	89,322
Impairment charges	10,073	6,058	68,126	27,908
Depreciation and amortization	96,827	103,708	264,436	258,432
Other expense, net	87,868	47,279	191,980	122,131
Provision for income taxes, net	61,426	2,844	73,292	11,933
Gain on change in control of interests, net	(6,584)	(6,342)	(53,096)	(146,143)
Equity in income of other real estate investments, net	(3,774)	(11,319)	(22,532)	(31,236)
Non same property net operating income	(9,467)	(40,401)	(68,198)	(129,124)
Non-operational (income)/expense from joint ventures, net	25,530	47,794	(67,038)	52,111
U.S. Same Property NOI	$232,773	$225,355	$692,053	$672,696
U.S. Same Property NOI is a supplemental non-GAAP financial measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. U.S. Same Property NOI is considered by management to be important performance measure of Kimco's operations, and management believes that this measure is frequently used by securities analysts and investors as a measure of Kimco's operating performance as this measure includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, U.S. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

U.S. Same Property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees and above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of U.S. Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. U.S. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. Kimco’s method of calculating U.S. Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2016
	Low	High
Projected diluted net income available to common
shareholder per share	$0.76	$0.79

Projected depreciation & amortization	0.82	0.85

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.11	0.12

Gain on disposition of operating properties	(0.20)	(0.23)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests, and change in control of interests	(0.48)	(0.50)

Impairments of operating properties	0.19	0.19

Provision/(benefit) for income taxes	0.10	0.10

Projected FFO per diluted common share	$1.30	$1.32

Transactional charges, net	0.19	0.19

Projected FFO, as adjusted per diluted common share	$1.49	$1.51
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
1-866-831-4297
dbujnicki@kimcorealty.com